EXHIBIT 99.1

SHAREHOLDERS APPROVE MERGER PLAN, MAKING R-B RUBBER
PRODUCTS, INC. A PRIVATE COMPANY

                McMinnville, OR — January 10, 2003 — The shareholders of R-B Rubber Products approved a merger agreement and related transactions by which R-B Rubber will become a wholly-owned subsidiary of its principal shareholder, Dash Multi-Corp, St. Louis, MO. The merger became effective today. Dr. Gregory J. Divis, President of R-B Rubber stated, “This transaction will allow the Company to fully focus on growing the business without the considerable time and costs associated with being a small public company. The Company has a dedicated group of employees that have demonstrated their abilities to provide outstanding products and service to their customers. This step will be very positive for our employees, suppliers and customers.”

                At a special meeting held January 8th in McMinnville, Oregon, shareholders voted for approval of the merger. The merger, in effect, constitutes a “going private” transaction under U.S. securities laws.  After the effective date of the merger R-B will take action to have its shares delisted from the NASDAQ Small-Cap Market.

                R-B shareholders will receive $2.80 net cash per share for their stock, a premium of 83% over the $1.53 price of the common stock on August 12, 2002, the last business day prior to the announcement of the signing of the merger agreement.

                In June, 1999, Dash completed a tender offer for 70% of the outstanding common stock of R-B Rubber Products, a leading manufacturer of high quality molded rubber products from recycled tires for use in the equine, fitness and safety surface industries.

                Dash Multi-Corp was founded in 1973 by Mr. Marvin S. Wool, a St. Louis industrialist and bank chairman, who presently serves as President of Dash.  Dash Multi-Corp is a St. Louis based holding company with subsidiaries that manufacture a variety of products, including specialty chemicals, knitted textiles, coated fabrics and recycled rubber products